MERITAGE PORTFOLIO MANAGEMENT, INC.
CODE OF ETHICS, Revision 9-20-2018

GENERAL PRINCIPLES

The importance of the Adviser’s reputation and the principles of honesty integrity and professionalism are of the utmost importance. The independence of Adviser personnel in the investment decision-making process is paramount to the operations of the Adviser. At all times, the Adviser’s duty and that of all personnel is to place the interest of clients first. All Adviser personnel are required to conduct all personal securities transactions in a manner consistent with this code of ethics and are to avoid any conflict of interest, actual or potential, or any abuse of the personnel’s position of trust and responsibility. None of the Adviser’s personnel are to take inappropriate advantage of their position and the information concerning the identity of security holdings. All financial information of clients is to remain strictly confidential.

SCOPE OF THE CODE OF ETHICS

PERSONS COVERED BY THE CODE OF ETHICS

The following persons are covered by the Adviser’s code of ethics.

•	Directors, officers, and owners of the Adviser.*
•	All employees of the Adviser.
•	Any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control, including consultants and independent contractors.*

*	Exception allowed for those who do not have access to confidential information regarding clients, securities transactions or security recommendations before execution.

Family Members. For purposes of personal securities reporting requirements, the terms “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

Investment Personnel. Some of the provisions of this code of ethics apply to a subset of access persons (e.g., IPOs). Therefore there is a subset of associates (portfolio managers) who make investment decisions for clients and who provide information or advise to portfolio managers, or who help execute and/or implement the portfolio manager’s decision. Such “investment personnel” will include portfolio managers, analysts and traders.

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SECURITES COVERED BY THE CODE

Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. The term “covered security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

▪	Options on securities, on indexes, and on currencies;
▪	All kinds of limited partnerships
▪	Foreign unit trusts and foreign mutual funds; and
▪	Private investment funds, hedge funds, and investment clubs.

Covered Security does not include:

▪	Direct obligations of the U.S. government
▪	Banker’s acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
▪	Shares issued by money market funds;
▪	Shares of open-end mutual funds that are not advised or sub-advised by the firm;
▪	Shares issued by unit investment trust that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm.

STANDARDS OF BUSINESS CONDUCT

Compliance with Laws and Regulations. All supervised persons must comply with applicable federal securities laws. Supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	To defraud such client in any manner;
b.	To mislead such client, including by making a statement that omits material facts;
c.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
d.	To engage in any manipulative practice with respect to such client; or
e.	To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest. As a fiduciary, the firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. All individuals subject to this code must try to avoid situations that have even remote possibility of the appearance of conflict or impropriety.

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Conflicts Among Client Interests. Conflicts of interest may arise when the Adviser or its supervised persons have reason to favor the interests of one client over another client (e.g. larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This code of ethics specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades. This code of ethics prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

Other Potential Conflicts Provisions.

a.	Disclosure of personal interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the chief investment officer or, with respect to the chief investment officer’s interests, another managing director). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.
b.	Referrals/Brokerage. Although already addressed in separate policies and procedures, the Adviser includes in this code of ethics a reminder of the provisions requiring supervised persons to act in the best interests of the firm’s clients regarding execution and other costs paid by clients for brokerage services. All supervised persons are reminded to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage).
c.	Vendors and Suppliers. Supervised persons are required to disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Supervised persons with such interests are prohibited from negotiating or making decisions regarding the firm’s business with those companies.

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d.	No Transactions with Clients. Supervised persons are not permitted to knowingly sell to or purchase from a client any security or other property, except publicly traded securities issued by the client without written consent of the chief investment officer.

Insider Trading. All employees of the adviser are prohibited from securities trading, either personally or on behalf of others, while in possession of material, nonpublic information. All employees of the adviser are also prohibited from communicating material nonpublic information to others in violation of the law.

Penalties. Potential insider trading penalties include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. Although access persons are most likely to come in contact with material nonpublic information, the prohibition on insider trading and potential sanctions apply to all employees, officers, and directors.

Material Nonpublic Information. It is the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Personal Securities Transactions. All access persons are required to strictly comply with the firm’s policies and procedures regarding personnel securities transactions.

Initial Public Offerings – Prohibition. All investment and access personnel are prohibited from acquiring any securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions with the Adviser.

Limited or Private Offerings – Pre-Clearance. Express prior approval is required of any acquisition of securities by investment and access persons in a limited offering (e.g., private placement). This prior approval will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser.

a.	Investment personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer; and
b.	In such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee or, at a minimum, subjected to an independent review by investment personnel with no personal interest in the issuer.

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Blackout Periods. This code of ethics prohibit any access person from executing a securities transaction on the same trading day during which any client has a pending “buy” or “sell” order in the same (or a related) security until that order is executed or withdrawn or on the next trading day (trade date +1).

Short-Term Trading. Short-term trading by investment personnel is prohibited. Any profits realized on prohibited short-term trades are required to be disgorged.

a.	Duration. The duration of a ban on short-term trading is 30 days.
b.	Persons Covered. All investment persons, all access persons and all supervised persons are covered by the short-term trading policy.
c.	Securities Covered. Short-term trading is prohibited only with respect to securities held in client accounts and all pooled accounts.
d.	Funds Advised or Sub-Advised. Short term trading in any common and co-mingled funds and any mutual funds that are advised or sub-advised by the investment advisory firm are expressly prohibited by all investment and all access persons.

Miscellaneous Restrictions. The Adviser also makes the following additional restrictions:

a.	Margin Accounts. All personnel are prohibited from purchasing securities on margin.
b.	Short Sales. The Adviser prohibits the short sales in any security that is owned by any client of the firm by all personnel.
c.	Options and Futures. Options and futures are covered securities subject to all sections of the code. Transactions involving puts, calls, straddles, options, or futures with respect to related to securities held by clients of the firm are prohibited by all personnel.
d.	Limit Orders. Access persons are prohibited from placing a “good until cancelled” order or any limit order other than a “same-day” limit order.
e.	Frequent Trading. Frequent trading in general is discouraged because it may be a potential distraction from servicing the client.

Gifts and Entertainment. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Gifts. No supervised person may receive any gift, service, or other thing of more than de Minimis value (generally $100 of value or less) from any person or entity that does business with or on behalf of the adviser. No associates of the adviser may give or offer any gift of more than de Minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre-approval by the chief compliance officer.

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Cash. No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Entertainment. No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser.

Additional Provisions.

a.	Solicited Gifts. Owners and employees are expressly prohibited from soliciting for themselves or the firm gifts or anything of value. No associates may use his or her position with the firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the firm does business.
b.	Referrals. Supervised persons may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the supervised person expects to benefit in any way.
c.	Government Officials. All employees are to be aware that certain laws or rules in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials.
d.	Reporting. Associates are encouraged to report gifts and entertainment via the gift and entertainment log form provided at the time of receipt. Any gift and entertainment received by any associate that is in excess of an estimated $100 market value must be reported within 30 days using the log form to the compliance officer.

Political and Charitable Contributions. Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, all supervised persons are prohibited from considering the Adviser’s current or anticipated business relationships as a factor in soliciting political or charitable donations. Refer to the Pay to Play policies in the Compliance Manual for further restrictions and quarterly reporting requirements for all employees.

Confidentiality. The Adviser’s basic fiduciary premise is that all information concerning the identity of security holdings and the financial circumstances of clients is confidential.

Firm Duties. The Adviser and all supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

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Supervised Persons’ Duties. All supervised persons are prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

Service on a Board of Directors. No investment personnel or supervised persons may serve on boards of directors of publicly traded companies. Exceptions will be made only when in the best interests of the Adviser and its clients. Because of the high potential for conflicts of interest and insider trading problems, such situations should be carefully scrutinized and subject to prior approval. A director of a private company will be required to resign at the end of the current term if the company goes public during his or her term as director.

Other Outside Activities.

General. The Adviser generally discourages all employees from engaging in outside business or investment activities that may interfere with their duties with the firm. All investment persons, all access persons and all supervised persons are prohibited from maintaining any outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions, without the prior written approval of the management team (owner employees) of the firm.

Fiduciary Appointments. Supervised persons must obtain firm written approval before accepting an executorship, trusteeship, or power of attorney, other than with respect to a family member.

Creditors Committees. Supervised persons are prohibited from serving on a Creditors committee except as approved by the firm as part of the person’s employment duties.

Disclosure. Regardless of whether an activity is specifically addressed in the code, supervised persons must disclose any personal interest that might present a conflict of interest or harm the reputation of the firm. An annual statement of outside activities will be required of all associates so that the Chief Compliance Officer may maintain a log of potential conflicts of interest.

Marketing and Promotional Activities. All associates are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. Pre-clearance of all firm general and strategy-related brochures and marketing material is required by the Chief Compliance Officer and an electronic copy of such material must be maintained on the adviser’s computer network.

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COMPLIANCE PROCEDURES

The following standards of business conduct are required of all supervised persons. These standards reflect the Adviser’s and its supervised persons’ fiduciary obligations.

Personal Securities Transaction Procedures and Reporting.

Pre-Clearance Procedures. All persons are required to obtain pre-clearance for transactions in covered securities (as defined by all securities currently held in client accounts as well as securities being followed for potential immediate investment in client accounts).

Pre-clearance procedures include:

▪	A standard form to be submitted by the requesting access persons, containing all relevant information about the proposed transaction;
▪	The time that pre-clearance expires (generally same day up to 48 hours).
▪	Designation of chief investment officer or other person to authorize requested transactions if chief investment officer is not available;
▪	Designation of individual responsible for authorizing transactions of the chief investment officer or other person that authorizes transactions; and
▪	Documentation of the authorization, including time and signature of authorizing individual.

Post-trade reports or duplicate confirmations will be checked against the file of pre-clearance approvals by the chief compliance officer.

Reporting Requirements.

i.	Holdings Reports. All access persons must submit to the chief compliance officer a report of all holdings in covered/reportable securities within 10 days of becoming an access person and thereafter on an annual basis. The holdings report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit and (iii) the date the report is submitted. The form also will include certification as to the completeness and accuracy of the information provided.

▪	Current information. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new access persons, the information must be current as of a date no more than 45 days before the person became an access person.

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▪	Account identifier. In addition to the required items listed above, specific account numbers or identifiers are required in the holdings reports.

Monthly Transaction Reports. All access persons are required to submit to the chief investment officer, or his designee, transaction reports no later than 10 days after the end of each calendar month covering all transactions in covered/reportable securities during the month. The transaction reports must include information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

Quarterly Brokerage Account Reports. Access persons are required to disclose the following information about any account opened during the quarter containing securities held for the direct or indirect benefit of the access person: (i) the name of the broker, dealer or bank with whom the access person established the account; (ii) the date the account was established; and (iii) the date the report is submitted.

▪	Access persons must disclose a list of all securities accounts with account numbers to the chief compliance officer annually.

Confidentiality of Reports. Access persons are assured that their transactions and holdings report will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exempt Transactions.

Reporting Exemptions. Under rule 204A-1, access persons need not submit:

i.	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
▪	Note. Access persons who have accounts managed by the investment adviser on a discretionary basis are required to furnish a report of transactions and holdings quarterly for monitoring purposes. Pre-clearance is not required.
ii.	A transaction report with respect to transactions effected pursuant to an automatic investment plan;
▪	Note. This exemption includes dividend reinvestment plans.
iii.	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmation or statements no later than 30 days after the end of the applicable calendar quarter directly from the broker or custodian.

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Pre-Clearance Exemptions. The following types of transactions are exempt from pre-clearance requirements (but not from reporting requirements):

i.	Purchases or sales over which an access person has no direct or indirect influence or control;
ii.	Purchases or sales pursuant to an automatic investment plan;
iii.	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;
iv.	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
v.	Open end investment company shares other than shares of pooled funds or investment companies advised by the firm or its affiliates or sub advised by the firm;
vi.	Closed-end index funds;
vii.	Unit investment trusts;
viii.	Exchange traded funds that are based on a broad-based securities index;
ix.	Futures and options on currencies or on a broad-based securities index.

Other exemptions. Transactions in the mutual funds, common trust funds and collective investment trust funds (for employee benefit plans) managed by the Adviser are exempt from pre-clearance, but are not exempt from personal reporting requirements.

Duplicate Brokerage Confirmations and Statements. Access persons are encouraged to direct their brokers to provide to the chief compliance officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions or copies of monthly statements for all securities accounts. Access persons are permitted to use such duplicate brokerage confirmations and account statements in lieu of submitting their monthly transaction reports, provided that all of the required information is contained in those confirmations and statements.

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Monitoring of Personal Securities Transactions.

▪	The chief investment officer is responsible for reviewing and monitoring personal securities transactions and trading patterns of access persons (“Reviewer”).
▪	A managing director of the Adviser, not the same person as the chief investment officer, is responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence.
▪	The Reviewer should document in memo form any potential violations of the code that he or she becomes aware of and bring the matter to the Chief Compliance Officer and any other person Reviewer deems necessary to further address the potential violation.
▪	The review of personal securities holding and transaction reports must include:
a)	An assessment of whether the access person followed any required internal procedures; such as pre-clearance;
b)	Comparison of personal trading to any restricted lists;
c)	An assessment of whether the access person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the access person takes for him or herself;
d)	Periodically analyzing the access person’s trading for patterns that may indicate abuse, including market timing; and
e)	An investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

Pre-Clearance of Outside Activities and the Reporting of Gifts

Pre-clearance procedures for gifts, entertainment, donations, outside directorships, or other activities include a written description of the proposed activity to the Chief Compliance Officer or the Adviser’s Management Team (made up of owner/employees) at least 1 week before the expected activity commences. A written response will be made to requesting party in a timely manner.

Certification of Compliance

Initial Certification. The Adviser is required to provide all supervised persons with a copy of the code. All supervised persons are required to certify in writing that they have: (a) received a copy of the code; (b) read and understand all provisions of the code; and (c) agreed to comply with the terms of the code.

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Acknowledgement of Amendments. The firm will provide all supervised persons with any amendments to the code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to the code.

Annual Certification. All supervised persons are required annually to certify in writing that they have read, understood, and complied with the code of ethics. In addition, the annual certification will include a representation that the supervised person has made all of the reports required by the code and has not engaged in any prohibited conduct. If the employee is unable to make such a representation, the firm will require the employee to self-report any violations.

RECORDKEEPING

The firm will maintain the following records in a readily accessible place:

▪	A copy of each code that has been in effect at any time during the past five years;
▪	A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
▪	A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was, a supervised person;
o	These records must be kept for five years after the individual ceases to be a supervised person of the firm.
▪	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;
▪	A list of the names of persons who are currently, or within the past five years were, access persons;
o	Firms may wish to consider maintaining a list of investment personnel as well.
▪	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.
▪	The Adviser must also maintain:
o	A record of persons responsible for reviewing access persons’ reports currently and during the last five years; and
o	A copy of reports provided to the board of directors regarding the code.

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FORM ADV DISCLOSURE

The Adviser is to include on Schedule F of Form ADV, Part II a description of the firm’s code and to state that the firm will provide a copy of the code to any client or prospective client upon request.

ADMINISTRATION AND ENFORCEMENT OF THE CODE

Training and Education. Adviser has designated the chief compliance officer as the position responsible for training and educating supervised persons regarding the code. Training will occur periodically as changes are made to the Code of Ethics and that all supervised persons are required to attend any training sessions and to read any applicable materials.

Annual Review. The chief compliance officer is required to review at least annually the adequacy of the code and the effectiveness of its implementation.

Because the code of ethics is part of a firm’s overall compliance program, this review is required by Investment Advisers Act rule 206(4)-7 (the compliance program rule).

Report to Senior Management. The chief compliance officer is required to report to the board of directors regarding his or her annual review of the code and to bring material violations to the attention of the Management Council as they become known.

Reporting Violations. All supervised persons are required to report violations of the firm’s code of ethics promptly to the chief compliance officer or a managing director.

1.	Confidentiality. Any and all such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports of violations may be submitted anonymously.
2.	Advice. All supervised persons are encouraged to seek advice from the Chief Compliance Officer or a managing director with respect to any potential action or transaction which may violate the code and to refrain from any action or transaction which might lead to the appearance of a violation.
3.	Apparent Violations. All supervised persons are required to report “apparent” or “suspected” violations in addition to actual or known violations of the code.
4.	Retaliation. Retaliation against an individual who reports a suspected or actual violation is prohibited and constitutes a further violation of the code.

Sanctions. All supervised persons are warned that any violation of the code may result in any disciplinary action that the designated person or group (e.g., chief compliance officer or managing directors) deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where prohibited.

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Forms

The following forms shall be used to comply with the recordkeeping requirements of this Code of Ethics.

Code of Ethics Receipt

Code of Ethics Violation

Code of Ethics Investment Decision

Personal Securities Transaction Pre-Clearance Request Form

Monthly Securities Transaction Reporting Form

Gift and Entertainment Log

Report of Outside Activities

New Investment Account Opening Statement

Related Compliance Manual Sections

Section D-03: Trading

Section D-05: Personal Securities Transactions

Section D-06: Insider Trading Policy

Section G-12: Political Contributions and Pay to Play Policy

Section G-14: WhistleBlower/Reporting of Misconduct

Additional Codes of Ethics

The Company abides by the CFA Institute Code of Ethics and Standards of Professional Conduct, which is incorporated herein by reference.

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Code of Ethics Receipt

REQUIREMENTS

The Company is required to provide a copy of the Code of Ethics, including amendments, in writing to each employee annually. Each employee is required to acknowledge receipt of the Code of Ethics.

The Code of Ethics requires all employees to adhere to the compliance policies in the Company’s Compliance Manual and related subsidiary manuals and documents.

ACKNOWLEDGEMENT

Date _____________

I acknowledge that I have received a copy of the Company’s Code of Ethics, that I have reviewed the Code of Ethics, and that any questions that I had relative to the Code of Ethics have been answered.

I agree to comply with the Company’s Code of Ethics and the Company’s Compliance Manual.

I agree to promptly report to the Chief Compliance Officer any violation or apparent violation of the Code, as amended, of which I become aware.

I understand that any violation of the Code, as amended, may be grounds for disciplinary action or dismissal and may also be a violation of federal and state securities laws.

I have made all of the reports required by the Code of Ethics.

I have not engaged in any prohibited conduct.

Signature:

Employee Printed Name:

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Code of Ethics Violation

Regulatory rules require immediate reporting of all violations of the Code of Ethics to the Chief Compliance Officer. Further, the rules require written documentation of all violations.

Date of Violation: _____________

I acknowledge that I violated the Company’s Code of Ethics when I performed the following action:

I have been counseled regarding the violation. The following action was taken:

Signature of Employee:

Employee Printed Name:

Signature of Chief Compliance Officer:

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Code of Ethics Investment Decision

Regulatory rules require written documentation showing pre-clearance of trades by access persons who invest in Initial Public Offerings (IPOs) and private placements (limited offerings).

Date of Pre-clearance Request: _____________

I intend to invest in the following Initial Public Offering or private placement security:

Signature of Employee:

Employee Printed Name:

The above proposed investment is:	Approved	Denied

Date of Decision:	Expiration of Pre-clearance:

Signature of Chief Investment Officer:

Signature of Chief Compliance Officer:

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Meritage Portfolio Management, Inc.

PERSONAL SECURITIES TRANSACTION

PRE-CLEARANCE REQUEST

To be submitted for approval to Chief Compliance Officer. If CCO is unavailable, then to Mark Eveans, Chief Investment Officer, or Jim Klein in Mark’s absence. Original document to go to Chief Compliance Officer upon approval.

Name of Broker, dealer Trust co. or bank	For my Account Number	Security Description/Ticker	Buy or Sale?	Quantity	Anticipated execution Price

Employee Name

Date & Time of request made

Reviewed by:	Date & Time of Review

Request is Approved or Declined (circle one)

Pre-clearance expires in 48 hours unless other date is noted:

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Meritage Portfolio Management

TO:

DATE: _________________

FROM: Deb Eveans, CCO

RE: Security Transactions

The Securities and Exchange Commission requires that all employees of a registered investment advisor report their securities transactions on a regular basis. Please indicate any securities transactions you have made in the past month ______________and if you have no transactions, so indicate and return this form to Lisa Davis by the 10th of the following month.

DATE	BUY/SELL	BROKER	AMOUNT	*SECURITY	PRICE

Signature	Date

*Please write out. Do Not Use Symbol.

COMMENTS:

Reviewed by:	Date

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# GIFT AND ENTERTAINMENT LOG
# FOR ITEMS RECEIVED BY
# MERITAGE PORTFOLIO MANAGEMENT, INC. ASSOCATES

| Date of Gift Receipt | Received from | Business Relationship Description of Giver | Description of gift or entertainment | Estimated Value | Disposition of item, if applicable |
|---|---|---|---|---|---|
| | | | | | |
| | | | | | |
| | | | | | |

Other relevant notes:

Please complete within 10 days of receipt of item(s)/entertainment of estimated value $100 or more and deliver to Compliance Officer

Associate Signature ____________________________________________

Date ____________________________________________________

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MERITAGE PORTFOLIO MANAGEMENT, INC.

REPORT OF OUTSIDE ACTIVITIES

ANNUAL REPORTING FOR ALL ASSOCIATES

Name of business or organization	Activity of Organization if not readily apparent	Is this Entity for Profit?	Your Role (s) and committee assignments	Description of Meritage Business relationship, if any	Description of Work/Volunteer role	Paid position?	If appointed, length of term	Current term expires when?	Approximate hours per month devoted to activity

Other relevant notes:

Associate Signature ____

Date ____

(To be completed annually in connection with Code of Ethics review)

[illegible]

A-02-21

Meritage Portfolio Management

MERITAGE PORTFOLIO MANAGEMENT, INC.

QUARTERLY BROKERAGE ACCOUNT REPORT

During the calendar quarter ended ___________________________, the following new account(s) were opened benefiting myself or other family members:

Name of Broker, dealer Trust co. or bank	Date Account was opened	Account Number	Account Title

Employee Name

Date

Reviewed by:	Date of Review

Follow-up to be made:

A-02-22

Meritage Portfolio Management

CFA Institute

# CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

## PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

## THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation ("Members and Candidates") must:

- Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
- Place the integrity of the investment profession and the interests of clients above their own personal interests.
- Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
- Promote the integrity and viability of the global capital markets for the ultimate benefit of society.
- Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

## STANDARDS OF PROFESSIONAL CONDUCT

### I. PROFESSIONALISM

**A. Knowledge of the Law.** Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

**B. Independence and Objectivity.** Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

**C. Misrepresentation.** Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

**D. Misconduct.** Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

### II. INTEGRITY OF CAPITAL MARKETS

**A. Material Nonpublic Information.** Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

**B. Market Manipulation.** Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

A-02-23

Meritage Portfolio Management

## III. DUTIES TO CLIENTS

**A. Loyalty, Prudence, and Care.** Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests.

**B. Fair Dealing.** Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

**C. Suitability.**

1. When Members and Candidates are in an advisory relationship with a client, they must:
   a. Make a reasonable inquiry into a client's or prospective client's investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.
   b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.
   c. Judge the suitability of investments in the context of the client's total portfolio.
2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

**D. Performance Presentation.** When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

**E. Preservation of Confidentiality.** Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client,
2. Disclosure is required by law, or
3. The client or prospective client permits disclosure of the information.

## IV. DUTIES TO EMPLOYERS

**A. Loyalty.** In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

**B. Additional Compensation Arrangements.** Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer's interest unless they obtain written consent from all parties involved.

**C. Responsibilities of Supervisors.** Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

## V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

**A. Diligence and Reasonable Basis.** Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

**B. Communication with Clients and Prospective Clients.** Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.
3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

**C. Record Retention.** Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

## VI. CONFLICTS OF INTEREST

**A. Disclosure of Conflicts.** Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

**B. Priority of Transactions.** Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

**C. Referral Fees.** Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

## VII. RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

**A. Conduct as Participants in CFA Institute Programs.** Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.

**B. Reference to CFA Institute, the CFA Designation, and the CFA Program.** When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

A-02-24

Meritage Portfolio Management